SUB-ITEM 77D

Effective July 1, 2014, the MFS Money Market Fund (the "Fund") was redesignated as the MFS U.S. Government Money Market Fund and the Fund's Principal Investment Strategies were changed, as described in the supplements, dated April 16, 2014 and July 1, 2014, respectively, to the Fund's then current prospectus and in the Summary Prospectus dated December 29, 2013, as amended April 16, 2014 and July 1, 2014, each as filed with the SEC via EDGAR on such dates under Rule 497 under the Securities Act of 1933. Such descriptions are hereby incorporated by reference.